This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada
(the permanent information record in Quebec). Copies of the documents incorporated herein by reference may be obtained on request without charge from the President, Algonquin Power Management Inc., 2845 Bristol Circle, Oakville,
Ontario, L6H 7H7, telephone (905) 465-4500 and fax (905) 465-4540. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the President,
Algonquin Power Management Inc. at the above-mentioned address and telephone number.

These securities have not been and will not be registered under the United
States Securities Act of 1933, as amended, and, subject to certain exceptions, may not be offered or sold within the United States of America, or to, or for the account or benefit of, U.S. persons. See "Plan of Distribution".

                              SHORT FORM PROSPECTUS

New Issue                                                          July 13, 2004

                                    ALGONQUIN
                                    [LOGO OMITTED] POWER
                                           INCOME FUND

                           ALGONQUIN POWER INCOME FUND

                                   $85,000,000

      6.65% CONVERTIBLE UNSECURED SUBORDINATED DEBENTURES DUE JULY 31, 2011

This prospectus qualifies the distribution of 6.65% convertible unsecured subordinated debentures (the "Debentures") of Algonquin Power Income Fund (the
"Fund") due July 31, 2011 (the "Maturity Date") at a price of $1,000 per
Debenture. The Debentures will be dated July 20, 2004 and will bear interest at an annual rate of 6.65%, payable semi-annually in arrears on January 31 and July
31 in each year (or the immediately following business day if any interest payment date would not otherwise be a business day), commencing on January 31,
2005. The January 31, 2005 interest payment will represent accrued interest for the period from the closing date of the offering to January 31, 2005. Further particulars concerning the attributes of the Debentures are set out under
"Details of the Offering".

--------------------------------------------------------------------------------
                              CONVERSION PRIVILEGE

Each Debenture will be convertible into trust units of the Fund ("Trust Units")
at the option of the holder at any time prior to the close of business on the earlier of the Maturity Date and the business day immediately preceding the date specified by the Fund for redemption of the Debentures, at a conversion price of
$10.65 per Trust Unit (the "Conversion Price"), being a ratio of approximately
93.8967 Trust Units per $1,000 principal amount of Debentures, subject to adjustment in accordance with the trust indenture governing the terms of the
Debentures. Holders converting their Debentures will receive accrued and unpaid interest thereon for the period from the last interest payment date on their
Debentures to the date of conversion. Further particulars concerning the conversion privilege, including provisions for the adjustment of the Conversion
Price in certain events, are set out under "Details of the Offering --
Conversion Privilege". A HOLDER OF DEBENTURES WILL NOT BE ENTITLED TO DEFERRED
TAX TREATMENT ON THE CONVERSION, REDEMPTION OR REPAYMENT AT MATURITY OF SUCH
DEBENTURES. SEE "CANADIAN FEDERAL INCOME TAX CONSIDERATIONS".
--------------------------------------------------------------------------------

The Debentures may not be redeemed by the Fund prior to July 31, 2007 (except in the case of a change of control). Thereafter, but prior to July 31, 2009, the
Debentures may be redeemed by the Fund, in whole at any time or in part from time to time, on not more than 60 days' and not less than 30 days' prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the weighted-average trading price of the Trust
Units on the Toronto Stock Exchange (the "TSX") for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given exceeds 125% of the Conversion Price. On or after July 31, 2009 and prior to the Maturity Date, the Debentures may be redeemed by the Fund, in whole or in part from time to time, on not more than 60 days' and not less than 30 days' prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest. The Fund may, at its option, on not more than
60 days' and not less than 40 days' prior notice and subject to any required regulatory approvals, unless an event of default has occurred and is continuing, elect to satisfy its obligation to repay the principal amount of the Debentures which are to be redeemed or which have matured by issuing Trust Units to the holders of the Debentures. Further particulars of the interest, redemption, repurchase and maturity provisions of the Debentures are set out under "Details of the Offering".

                                                        (continued on next page)

(continued from cover)

THE TSX HAS CONDITIONALLY APPROVED THE LISTING OF THE DEBENTURES AND THE TRUST
UNITS ISSUABLE UPON THE CONVERSION, REDEMPTION OR MATURITY OF THE DEBENTURES.
LISTING WILL BE SUBJECT TO THE FUND FULFILLING ALL OF THE LISTING REQUIREMENTS
OF THE TSX ON OR BEFORE SEPTEMBER 30, 2004.

Since its formation in 1997, the Fund has acquired direct and indirect interests in a diverse portfolio of operating assets including 47 hydroelectric generating facilities, six natural gas-fired cogeneration facilities and five alternative fuels facilities. In addition, the Fund owns six water reclamation and distribution facilities in the southern United States.

BIO Nesbitt Burns Inc., CIBC World Markets Inc., National Bank Financial Inc.,
TD Securities Inc., Scotia Capital Inc., RBC Dominion Securities Inc., Raymond
James Ltd. and Can accord Capital Corporation (collectively, the
"Underwriters"), as principals, conditionally offer the Debentures, subject to prior sale, if, as and when issued and sold by the Fund and accepted by the
Underwriters in accordance with the conditions contained in the Underwriting
Agreement and subject to the approval of certain legal matters on behalf of the
Fund by Blake, Tassels & Gray don LLP and on behalf of the Underwriters by
Tassels Brock & Black well LLP. The terms of the offering were established through negotiation between Algonquin Power Management Inc. (the "Manager"), on behalf of the Fund, and the Underwriters. The Manager is wholly-owned by the shareholders of Algonquin Power Corporation Inc. TWO OF THE UNDERWRITERS,
NATIONAL BANK FINANCIAL INC. AND TD SECURITIES INC., ARE SUBSIDIARIES OF
CANADIAN CHARTERED BANKS WHICH PROVIDED A LINE OF CREDIT TO THE FUND.
CONSEQUENTLY, THE FUND MAY BE CONSIDERED A CONNECTED ISSUER OF THESE
UNDERWRITERS UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION. AS AT JULY 13,
2004, THE INDEBTEDNESS OF THE FUND TO SUCH BANKS AMOUNTED TO APPROXIMATELY $71
MILLION. A PORTION OF THE NET PROCEEDS FROM THIS OFFERING WILL BE USED TO PAY
ALL OUTSTANDING INDEBTEDNESS TO SUCH BANKS. SEE "PLAN OF DISTRIBUTION". THE FUND
IS NOT A TRUST COMPANY AND IS NOT REGISTERED UNDER APPLICABLE LEGISLATION
GOVERNING TRUST COMPANIES, AS IT DOES NOT CARRY ON OR INTEND TO CARRY ON THE
BUSINESS OF A TRUST COMPANY. The Underwriters may effect transactions which stabilize or maintain the market price for the Debentures at levels other than those which otherwise might prevail in the open market. See "Plan of
Distribution".

The Debentures and the Trust Units into which the Debentures are convertible, will not, at the date of closing of this offering, be precluded as investments under certain statutes. See "Eligibility for Investment".

                    -----------------------------------------
                    PRICE: 100% PLUS ACCRUED INTEREST, IF ANY
                    -----------------------------------------

                                                                  NET
                                                                PROCEEDS
                                  PRICE TO     UNDERWRITERS'     TO THE
                                 THE PUBLIC         FEE         FUND(1)
                                 -----------   -------------  -----------
Per Debenture .................     $1,000        $40.00        $960.00
Total .........................  $85,000,000    $3,400,000    $81,600,000

_______________
Note:

(1)   Before deduction of the expenses of this offering, estimated at $500,000, which, together with the Underwriters' fee, will be paid by the Fund out of the proceeds of this offering.

The outstanding Trust Units are listed for trading on the TSX under the trading symbol "APF.UN". The closing price of the Trust Units on the TSX on June 28,
2004, the last trading day prior to the announcement of the terms of this offering, was $9.50.

Subscriptions will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The closing of this offering is expected to occur on or about
July 20, 2004 or such later date as the Manager, the Fund and the Underwriters may agree, but in any event not later than July 30, 2004. At closing, a book-entry only certificate representing the Debentures will be issued in registered form to The Canadian Depository for Securities Limited ("CDS"), or
its nominee. Except as noted herein, physical certificates will not be issued to purchasers of Debentures, and purchasers of Debentures will only receive a confirmation of purchase from the Underwriter or dealer from or through whom
Debentures are purchased.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

Strategy

AUDITORS' CONSENT .....................................................    F-l
CERTIFICATE OF ALGONQUIN POWER INCOME FUND ............................    C-l
CERTIFICATE OF THE UNDERWRITERS .......................................    C-2

                                        3

                       DOCUMENTS INCORPORATED BY REFERENCE

      The following documents of the Fund, filed with the provincial securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference and form part of this short form prospectus:

      (a)   the annual information form of the Fund (the "Annual Information
            Form") dated May 19, 2004;

      (b)   comparative consolidated financial statements of the Fund as at and for the year ended December 31, 2003 together with the prior period financial statements and the auditors' report thereon;

      (c)   management's discussion and analysis of financial condition and results of operations of the Fund as at and for the periods ended
            December 33, 2003 and 2002 (the "MD&A");

      (d)   unaudited comparative consolidated financial statements of the Fund contained in the first quarter report to Unitholders of the Fund for the three months ended March 31, 2004 and 2003;

      (e)   management's discussion and analysis of financial condition and results of operations of the Fund as at March 31, 2004 and for the three months ended March 31, 2004 and 2003; and

      (f)   management information circular dated April 13, 2004 prepared in connection with the Fund's annual and special meeting of Unitholders held on May 26, 2004 (other than the section entitled "Statement of
            Corporate Governance Practices" which, pursuant to National
            Instrument 44-101, is not required to be incorporated by reference).

      All annual information forms, material change reports (excluding confidential material change reports), comparative interim financial statements, comparative financial statements and information circulars which are filed by the Fund with a securities commission or similar authority in Canada after the date of this short form prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this short form prospectus.

      The term "Cash Available for Distribution" is used in this prospectus.
Cash Available for Distribution is not a recognized measure under generally accepted accounting principles ("GAAP") in Canada and does not have a standardized meaning prescribed by GAAP. Cash Available for Distribution is presented in this prospectus since the Fund believes this non-GAAP measure is a relevant measure of its ability to earn and distribute cash returns to the
Unitholders. Cash Available for Distribution as computed by the Fund may differ from similar computations as reported by other similar organizations and, accordingly, may not be comparable to Cash Available for Distribution as reported by such organizations. A calculation of Cash Available for Distribution can be found in the MD&A.

      ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE
INCORPORATED BY REFERENCE HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED,
FOR THE PURPOSES OF THIS SHORT FORM PROSPECTUS, TO THE EXTENT THAT A STATEMENT
CONTAINED HEREIN OR IN A SUBSEQUENTLY FILED DOCUMENT THAT IS ALSO OR IS DEEMED
TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR REPLACES SUCH STATEMENT THE
MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR
SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE
DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR
SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE
MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN
UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT
IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING
IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR
SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO
CONSTITUTE PART OF THIS SHORT FORM PROSPECTUS.

      INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS FROM
DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA
(THE PERMANENT INFORMATION RECORD IN QUEBEC). Copies of the documents incorporated herein by reference may be obtained on request without charge from the President, Algonquin Power Management Inc., 2S45 Bristol Circle, Danville,
Ontario, L6H 7H7, telephone (905) 465-4500 and fax (905) 465-4540. For the purpose of the Province of Quebec, this simplified prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent

                                        4

information record may be obtained from the President, Algonquin Power
Management Inc. at the above-mentioned address and telephone number.

      Terms used but not otherwise defined herein have the meaning ascribed thereto in the Fund's Annual Information Form for the year ended December 31,
2003 which is incorporated herein by reference.

                           ALGONQUIN POWER INCOME FUND

GENERAL

      Algonquin Power Income Fund is an unincorporated open-ended trust established under the laws of Ontario. The Fund was created to acquire an interest in generating facilities and other renewable resource based facilities located in Canada and the United States and to hold such interests for the purposes of earning income therefrom over the useful life of the underlying facilities. The energy assets owned by the Fund have been consolidated into three operating divisions reflecting the common characteristics of the asset classes. The Hydroelectric Division holds direct and indirect equity interests in 47 hydroelectric generating facilities located in Ontario (5), Quebec (12),
Newfoundland (1), Alberta (1), New York State (12), New Hampshire (13), New
Jersey (1) and Vermont (2) representing aggregate installed generating capacity of approximately 140MW; the Cogeneration Division is comprised of three natural gas fired generating stations representing approximately 113MW of installed capacity located in California, Connecticut and New Jersey and minority term investments in two natural gas fired generating facilities with combined installed capacity of approximately 140MW located in Ontario; and the
Alternative Fuels Division is comprised of one 10MW energy-from-waste facility located in Ontario, one 1.6MW landfill gas powered generating station located in
Illinois and partnership, share and debt interests in three bio-mass fired generating facilities with combined installed capacity of approximately 70MW located in Alberta, Quebec and Nova Scotia. In addition to the electricity generating asset portfolio, the Infrastructure Division of the Fund owns six regulated water distribution and reclamation utilities located in Arizona and
Texas.

      For a summary of the structure of the Fund and its subsidiary entities, see the Annual Information Form -- "Structure of the Fund" and "Trust Unit
Capital of the Fund" and "Loan Capital of the Fund" in this prospectus.

      The head office and principal business office of the Fund is located at
2845 Bristol Circle, Oakville, Ontario, L6H 7H7.

DIVERSIFIED GROWTH STRATEGY

      The Fund may, where practical and economic, expand its current operations.
The energy assets owned by the Fund have been organized into three operating divisions: Hydroelectric, Cogeneration and Alternative Fuels. In addition, the
Fund is continuing its diversification strategy through its investment in water infrastructure utilities by way of its Algonquin Water Resources of America Inc.
subsidiary. The Trustees have directed the Manager to continue a diversified acquisition strategy which emphasizes a balanced approach to the continued
growth of the Fund's portfolio of energy and infrastructure related facilities.
The Trustees believe that the stability and sustain ability of cash flows to
Unitholders may be enhanced through the diversification of the current asset portfolio.

      The Fund will consider investment opportunities which provide stable cash flows including those from renewable resource facilities; potential investment candidates could include wind and bio-gas powered generating facilities or facilities within a regulated utility. Opportunities providing long term, statistically predictable future cash flows whose risk profile is generally consistent with the existing portfolio of energy and infrastructure assets will be considered. All investment opportunities will continue to be required to meet the Acquisition Guidelines established by the Trustees, which guidelines provide that all acquisitions must be expected to result in an increase in Distributable
Cash per Trust Unit. See the Annual Information Form -- "General Development of
the Business -- Acquisition Guidelines".

      The management of the Manager has extensive experience and contacts in the independent power industry in Canada and the United States and is expected, but is not obligated, to continue presenting appropriate acquisition opportunities to the Fund. Under the terms of the current management compensation structure

                                        5

between the Manager and the Fund, the Manager will not be paid any acquisition or transaction related fees in respect of acquisitions by the Fund.

                           TRUST UNIT AND LOAN CAPITAL

TRUST UNIT CAPITAL OF THE FUND

      The Fund presently has 69,691,592 Trust Units outstanding. See Annual
Information Form -- "Declaration of Trust" for a description of the rights, attributes, privileges and conditions attaching to the Trust Units.

LOAN CAPITAL OF THE FUND

      The Fund has available a line of credit (the "Credit Line") provided by a syndicate of Canadian banks in the maximum principal amount of $115,000,000 to be utilized in respect of the acquisition of generating or infrastructure facilities by the Fund which meet the Fund's acquisition guidelines. As security for repayment of such Credit Line, the Fund has, among other things, pledged the shares of certain Fund entities. As of December 31, 2003, the Fund had approximately $71 million outstanding under the Credit Line. In addition, the
Fund has used the Credit Line to post (i) a letter of credit in the approximate amount of US$19.2 million in respect of bond liabilities assumed in connection with the acquisition of the Sanger Facility, (ii) a $1 million letter of credit to the Minister of the Environment (Alberta) pursuant to the Use of Works
Agreement in respect of the Dickson Dam Facility; and (iii) letters of credit for the Peel Facility totalling $4.5 million. The terms of the Credit Line require the Fund to pay a standby charge of 0.425% on the unused portion of the revolving credit facility and maintain certain financial covenants. The Credit
Line is secured by a fixed and floating charge over all Fund entities. The Fund is in compliance with the terms of the agreements governing the Credit Line and no waiver of any breach has occurred thereunder.

      The credit agreement in respect of the Credit Line stipulates that the amount outstanding under the Credit Line is due and payable on maturity (August
31, 2005).

                           CONSOLIDATED CAPITALIZATION

      The following table sets forth the consolidated capitalization of the Fund as at the dates indicated.

                                                                              OUTSTANDING AS OF         OUTSTANDING AS OF
                                                                            MARCH 31, 2004 BEFORE      MARCH 31, 2004 AFTER
                                                                             GIVING EFFECT TO THE      GIVING EFFECT TO THE
                                     AUTHORIZED     DECEMBER 31, 2003              OFFERING                  OFFERING
                                     ----------  ------------------------  ------------------------  ------------------------
                                                             (in thousands of Canadian dollars, except Trust Units)

Long-term debt..................                         $176,700                  $177,582                $106,582(1)
Convertible Debentures..........     unlimited             NIL                       NIL                     $85,000
Trust Units(2)..................     unlimited           $638,213                  $638,213                  $638,213
                                                 (67,887,609 Trust Units)  (67,887,609 Trust Units)  (67,887,609 Trust Units)

_______________
Notes:

(1)   Assumes the use of approximately S71.0 million of the proceeds of the offering for repayment of amounts owing under the Credit Line and approximately $71.0 million of the proceeds of the offering as an addition to the Fund's working capital.

(2)   Does not take into account (i) the issuance of 1,559,186 Trust Units on
      June 25, 2004 in connection with the take-over bid by Algonquin Power
      Trust for all of the convertible debentures of CMS Power Income Fund
      ("CMS") that Algonquin Power Trust did not already own; and (ii) the issuance of 244,797 Trust Units to pay for CMS debentures delivered to the
      CMS debenture trustee on the maturity of such debentures.

                            EARNINGS COVERAGE RATIOS

      The Fund's interest requirements after giving effect to the issue of the
Debentures and the repayment on the Credit Line of approximately $71.0 million, amounted to $13.7 million for the twelve months ended December 31, 2003 and
$14.2 million for the twelve months ended March 31, 2004. The Fund's income before interest, income taxes and minority interest on a reported basis for the twelve months ended December 31, 2003 was $53.1 million. The Fund's income before interest, income taxes and minority interest for the twelve months

                                        6

ended March 31, 2004 on a reported basis was $48.1 million. The Fund's Cash
Available for Distribution before interest expense was $70 million for the fiscal year ended December 31, 2003, which was 4.8 times the Fund's interest requirements for the period, and S73.6 million for the twelve months ended March
31, 2004, which was 4.9 times the Fund's interest requirements for the period.
The manner in which Cash Available for Distribution is calculated is set out in the MD&A.

                                 USE OF PROCEEDS

      The net proceeds to the Fund from the sale of Debentures offered hereby are estimated to be approximately $81.1 million, after deducting the fees payable to the Underwriters and the estimated expenses of the offering. It is anticipated that the net proceeds will be used (i) to repay all amounts outstanding under the Credit Line and (ii) the balance for general corporate purposes.

      Two of the Underwriters are subsidiaries of Canadian chartered banks which provided the Credit Line to the Fund. Consequently, the Fund may be considered a connected issuer of those Underwriters under applicable Canadian securities legislation. See "Plan of Distribution" and "Trust Unit and Loan Capital".

                             DETAILS OF THE OFFERING

      The following description of the Debentures is a brief summary of their material attributes and characteristics, which does not purport to be complete and is qualified in its entirety by reference to a trust indenture (the
"Indenture") to be dated the date of closing of this offering. The following summary uses words and terms which will be defined in such Indenture. For full particulars, reference is made to the Indenture.

      The Debentures will be issued under and pursuant to the provisions of the
Indenture to be between the Fund and CIBC Mellon Trust Company (the "Debenture
Trustee"). The Debentures will be limited in the aggregate principal amount of
$85,000,000. The Fund may, however, from time to time, without the consent of the holders of the Debentures, issue additional debentures in addition to the
Debentures offered hereby. The Debentures will be issuable only in denominations of $1,000 and integral multiples thereof. At the closing of this offering, the
Debentures will be available for delivery in book-entry form only through the facilities of CDS. Holders of beneficial interests in the Debentures will not have the right to receive physical certificates evidencing their ownership of
Debentures except under certain circumstances described under "Details of the
Offering -- Book Entry, Delivery and Form". No fractional Debentures will be issued.

      The Debentures will bear interest from the date of issue at 6.65% per annum, which will be payable semi-annually on July 31 and January 31 in each year, commencing on January 31, 2005 (each, an "Interest Payment Date"); the first payment will include accrued and unpaid interest for the period from the closing of this offering to January 31, 2005. Interest will be payable based on a 365-day year. The interest on the Debentures will be payable in lawful money of Canada as specified in the Indenture. At the option of the Fund, subject to applicable law, the Fund may deliver Trust Units to its agent who shall sell such Trust Units on behalf of the Fund in order to raise funds to satisfy all or any part of the Fund's obligations to pay interest on the Debentures, but in any event, the holders of Debentures shall be entitled to receive cash payments equal to the interest otherwise payable on the Debentures. See "Details of the
Offering -- Unit Interest Payment Election".

      The principal on the Debentures will be payable in lawful money of Canada or, at the option of the Fund and subject to applicable regulatory approval, by payment of Trust Units to satisfy in whole or in part its obligation to repay principal under the Debentures as further described under "Details of the
Offering -- Payment upon Redemption or Maturity" and "Details of the Offering --
Redemption and Purchase" and "Details of the Offering -- Put Right Upon a Change
of Control".

      The Debentures will be direct obligations of the Fund and will not be secured by any mortgage, pledge, hypothec or other charge and will be subordinated to other liabilities of the Fund as described under "Details of the
Offering -- Subordination". The Indenture will not restrict the Fund from incurring additional indebtedness for borrowed money or from mortgaging, pledging or charging its assets to secure any indebtedness.

      The Debentures will be transferable, and may be presented for conversion, at the principal offices of the Debenture Trustee in Toronto, Ontario, Montreal,
Quebec and Calgary, Alberta.

                                        7

CONVERSION PRIVILEGE

      The Debentures will be convertible at the holder's option into fully paid, non-assessable and freelytradeable Trust Units at any time prior to 5:00 p.m.
(Toronto time) on the earlier of July 31, 2011 and the business day immediately preceding the date specified by the Fund for redemption of the Debentures, at a conversion price of $10.65 per Trust Unit (the "Conversion Price") being a ratio of approximately 93.S967 Trust Units per $1,000 principal amount of Debentures.
No adjustment will be made for distributions on Trust Units issuable upon conversion or for interest accrued on Debentures surrendered for conversion;
however, holders converting their Debentures shall be entitled to receive, in addition to the applicable number of Trust Units, accrued and unpaid interest in respect thereof for the period up to the date of conversion from the latest
Interest Payment Date. Notwithstanding the foregoing, no Debentures may be converted on any Interest Payment Date and during the five business days preceding January 31 and July 31 in each year, as the registers of the Debenture
Trustee will be closed during such periods.

      Subject to the provisions thereof, the Indenture will provide for the adjustment of the Conversion Price in certain events including: (a) the subdivision or consolidation of the outstanding Trust Units; (b) the distribution of Trust Units to holders of Trust Units by way of distribution or otherwise other than an issue of securities to holders of Trust Units who have elected to receive distributions in securities of the Fund in lieu of receiving cash distributions paid in the ordinary course; (c) the issuance of options, rights or warrants to holders of Trust Units entitling them to acquire Trust
Units or other securities convertible into Trust Units at less than 95% of the then Current Market Price (as defined below under "Details of the Offering --
Payment upon Redemption or Maturity") of the Trust Units; and (d) the
distribution to all holders of Trust Units of any securities or assets (other than cash distributions and equivalent distributions in securities paid in lieu of cash distributions in the ordinary course). There will be no adjustment of the Conversion Price in respect of any event described in (b), (c) or (d) above if, subject to prior regulatory approval, the holders of the Debentures are allowed to participate as though they had converted their Debentures prior to the applicable record date or effective date. The Fund will not be required to make adjustments in the Conversion Price unless the cumulative effect of such adjustments would change the Conversion Price by at least 1%.

      In the case of any reclassification or change (other than a change resulting only from consolidation or subdivision) of the Trust Units or in case of any amalgamation, consolidation or merger of the Fund with or into any other entity, or in the case of any sale, transfer or other disposition of the properties and assets of the Fund as, or substantially as, an entirety to any other entity, the terms of the conversion privilege shall be adjusted so that each Debenture shall, after such reclassification, change, amalgamation, consolidation, merger or sale, be exercisable for the kind and amount of securities or property of the Fund, or such continuing, successor or purchaser entity, as the case may be, which the holder thereof would have been entitled to receive as a result of such reclassification, change, amalgamation, consolidation, merger or sale if on the effective date thereof it had been the holder of the number of Trust Units into which the Debenture was convertible prior to the effective date of such reclassification, change, amalgamation, consolidation, merger or sale.

      No fractional Trust Units will be issued on any conversion of the
Debentures, but in lieu thereof the Fund shall satisfy such fractional interest by a cash payment equal to the Current Market Price of such fractional interest.

REDEMPTION AND PURCHASE

      The Debentures may not be redeemed by the Fund on or before July 31, 2007
(except in the case of a change of control). Thereafter, but prior to July 31,
2009, the Debentures may be redeemed at the option of the Fund, in whole at any time or in part from time to time, on not more than 60 days' and not less than
30 days' prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest, provided that the weighted-average trading price of the Trust Units on the TSX for the 20 consecutive trading days ending five trading days preceding the date on which notice of redemption is given exceeds 125% of the Conversion Price. On or after July 31, 2009 and prior to the Maturity Date, the Debentures may be redeemed by the Fund, in whole or in part from time to time, on not more than 60 days' and not less than 30 days'
prior notice, at a redemption price equal to the principal amount thereof plus accrued and unpaid interest.

                                        8

      The Fund will have the right to purchase Debentures in the market, by tender or by private contract subject to regulatory requirements; provided, however, that if an Event of Default (as defined below) has occurred and is continuing, the Fund will not have the right to purchase the Debentures by private contract.

      In the case of redemption of less than all of the Debentures, the
Debentures to be redeemed will be selected by the Debenture Trustee on a pro rata basis or in such other manner as the Debenture Trustee deems equitable, subject to the consent of the TSX.

PAYMENT UPON REDEMPTION OR MATURITY

      On redemption or on the Maturity Date, the Fund will repay the indebtedness represented by the Debentures by paying to the Debenture Trustee in lawful money of Canada an amount equal to the principal amount of the outstanding Debentures, together with accrued and unpaid interest thereon. The
Fund may, at its option, on not more than 60 days' and not less than 40 days'
prior notice and subject to any required regulatory approvals, unless an Event of Default (as defined below) has occurred and is continuing, elect to satisfy its obligation to repay, in whole or in part, the principal amount of the
Debentures which are to be redeemed or which have matured by issuing and delivering freely traceable Trust Units to the holders of the Debentures. The number of Trust Units to be issued will be determined by dividing the principal amount of the Debentures which are to be redeemed by 95% of the Current Market
Price of the Trust Units on the date Fixed for redemption or the maturity date, as the case may be. No fractional Trust Units will be issued to holders of
Debentures but in lieu thereof the Fund shall satisfy such fractional interest by a cash payment equal to the Current Market Price of such fractional interest.

      Provided the Trust Units are then listed on the TSX, the term "Current
Market Price" will be defined in the Indenture to mean the weighted average trading price of the Trust Units on the TSX for the 20 consecutive trading days ending on the fifth trading day preceding the date of the applicable event.

UNIT INTEREST PAYMENT ELECTION

      Unless an Event of Default (as defined below) has occurred and is continuing, the Fund may elect, from time to time, subject to applicable regulatory approval, to issue and deliver freely-tradeable Trust Units to its agent for sale in order to raise funds to satisfy the Fund's obligations to pay interest on the Debentures in accordance with the Indenture (the "Unit Interest
Payment Election") in which event holders of the Debentures will be entitled to receive a cash payment equal to the interest payable from the proceeds of the sale of such Trust Units by the agent. The Indenture will provide that, upon such election, the agent shall (i) accept delivery of Trust Units from the Fund,
(ii) accept bids with respect to, and consummate sales of, such Trust Units, each as the Fund shall direct in its absolute discretion, (iii) invest the proceeds of such sales in short-term Canadian government obligations which mature prior to the applicable Interest Payment Date and deliver proceeds to holders of Debentures sufficient to satisfy the Fund's interest payment obligations; and (iv) perform any other action necessarily incidental thereto.
The amount received by a holder in respect of interest will not be affected by whether or not the Fund elects to utilize the Unit Interest Payment Election.

      Neither the Fund's making of the Unit Interest Payment Election nor the consummation of sales of Trust Units pursuant thereto will (a) result in the holders of Debentures not being entitled to receive on the applicable Interest
Payment Date cash in an aggregate amount equal to the interest payable on such
Interest Payment Date, or (b) entitle such holders to receive any Trust Units in satisfaction of the interest payable on the applicable interest payment date.

CANCELLATION

      All Debentures converted, redeemed or purchased as aforesaid will be cancelled and may not be reissued or resold.

                                        9

SUBORDINATION

      The payment of the principal of, and interest on, the Debentures will be subordinated in right of payment, in the circumstances referred to below and more particularly as set forth in the Indenture, to the prior payment in full of all Senior Indebtedness of the Fund. "Senior Indebtedness" of the Fund will be defined in the Indenture as all indebtedness of the Fund, other than the
Debentures, (whether outstanding as at the date of the Indenture or thereafter created, incurred, assumed or guaranteed), and including, for greater certainty, claims of trade creditors of the Fund, which by the terms of the instrument creating or evidencing the indebtedness, is not expressed to be pari passu with, or subordinate in right of payment to, the Debentures.

      The Indenture will provide that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation or reorganization in connection with or as a result of an insolvency or bankruptcy proceeding or other similar proceedings relative to the Fund, or to its property or assets, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Fund, whether or not involving insolvency or bankruptcy, or any marshalling of the assets and liabilities of the Fund, all creditors under any Senior Indebtedness will receive payment in full before the holders of
Debentures will be entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, which may be payable or deliverable in any such event in respect of any of the Debentures or any unpaid interest accrued thereon.

      In addition to the foregoing, pursuant to the terms of the Indenture, neither the Debenture Trustee for, nor the holders of, the Debentures shall be entitled to demand or otherwise attempt to enforce in any manner, institute proceedings for the collection of, or institute any proceedings against the
Fund, including, without limitation, by way of any bankruptcy, insolvency or similar proceedings or any proceeding for the appointment of a receiver, liquidator, trustee or other similar official (it being understood and agreed that the Debenture Trustee and/or the holders of the Debentures shall be permitted to take any steps necessary to preserve the claims of the holders of
Debentures in any such proceeding and any steps necessary to prevent the extinguishment or other termination of a claim or potential claim as a result of the expiry of a limitation period), or receive any payment or benefit in any manner whatsoever on account of indebtedness represented by the Debentures other than as set forth in the Indenture at any time when (i) an event of default
(howsoever designated) has occurred and is continuing under the Credit Line, or
(ii) an event of default (howsoever designated) has occurred under any other
Senior Indebtedness and is continuing and, in each case, notice of such event of default has been given by or on behalf of the lender or lenders party to such
Senior Indebtedness to the Fund or an affiliate thereof that is the borrower pursuant to such Senior Indebtedness (the "Senior Indebtedness Postponement
Provisions").

      The Debentures will also be subordinate to claims of creditors of the
Fund.

PRIORITY OVER TRUST UNIT DISTRIBUTIONS

      The Declaration of Trust of the Fund provides that certain expenses and liabilities of the Fund must be deducted in calculating the amount to be distributed to Unitholders. Accordingly, the funds required to satisfy the interest payable on the Debentures, as well as the amount payable upon redemption or maturity of the Debentures or upon an Event of Default (as defined below), will be deducted and withheld from the amounts that would otherwise be available for payment as distributions to Unitholders.

PUT RIGHT UPON A CHANGE OF CONTROL

      Upon the occurrence of a change of control of the Fund involving the acquisition of voting control or direction over 66 2/3% or more of the outstanding Trust Units by any person or group of persons acting jointly or in concert (a "Change of Control"), each holder of Debentures may require the Fund to purchase, on the date which is 30 days following the giving of notice of the
Change of Control as set out below (the "Put Date"), the whole or any part of such holder's Debentures at a price equal to 101% of the principal amount thereof (the "Put Price") plus accrued and unpaid interest to the Put Date.

      If 90% or more in the aggregate principal amount of the Debentures outstanding on the date of the giving of notice of the Change of Control have been tendered for purchase on the Put Date, the Fund will have the right to redeem all the remaining Debentures on such date at the Put Price, together with accrued and unpaid

                                       10

interest to such date. Notice of such redemption must be given to the Debenture
Trustee prior to the Put Date and as soon as possible thereafter, by the
Debenture Trustee to the holders of the Debentures not tendered for purchase.
The principal on the Debentures will be payable in lawful money of Canada or, at the option of the Fund and subject to applicable regulatory approval, by payment of Fund Units to satisfy, in whole or in part, its obligation to repay the principal amount of the Debentures.

      The Indenture will contain notification provisions to the effect that:

      (a)   the Fund will promptly give written notice to the Debenture Trustee of the occurrence of a Change of Control and the Debenture Trustee will thereafter give to the holders of Debentures a notice of the
            Change of Control, the repayment right of the holders of Debentures and the right of the Fund to redeem untendered Debentures under certain circumstances; and

      (b)   a holder of Debentures, to exercise the right to require the Fund to purchase its Debentures, must deliver to the Debenture Trustee, not less than five business days prior to the Put Date, written notice of the holder's exercise of such right, together with a duly endorsed form of transfer.

      The Fund will comply with the requirements of Canadian securities laws and regulations to the extent such laws and regulations are applicable in connection with the repurchase of the Debentures in the event of a Change of Control.

MODIFICATION

     The rights of the holders of the Debentures as well as any other series of debentures that may be issued under the Indenture may be modified in accordance with the terms of the Indenture. For that purpose, among others, the Indenture will contain certain provisions which will make binding on all holders of
Debentures resolutions passed at meetings of the holders of Debentures by votes cast thereat by holders of not less than 66 2/3% of the principal amount of the then outstanding Debentures present at the meeting or represented by proxy, or rendered by instruments in writing signed by the holders of not less than
66 2/3% of the principal amount of the then outstanding Debentures. In certain cases, the modification will, instead of or in addition to, require assent by the holders of the required percentage of Debentures of each particularly affected series. Under the Indenture, the Debenture Trustee will have the right to make certain amendments to the Indenture in its discretion, without the consent of the holders of Debentures.

EVENTS OF DEFAULT

      The Indenture will provide that an event of default ("Event of Default")
in respect of the Debentures will occur if certain events described in the
Indenture occur, including If any one or more of the following described events has occurred and is continuing with respect to the Debentures: (i) failure for
15 days to pay interest on the Debentures when due; (ii) failure to pay principal or premium, if any, on the Debentures, whether at maturity, upon redemption, by declaration or otherwise; or (iii) certain events of bankruptcy, insolvency or reorganization of the Fund under bankruptcy or insolvency laws.
Subject to the Senior Indebtedness Postponement Provisions, if an Event of
Default has occurred and is continuing, the Debenture Trustee may, in its discretion, and shall, upon the request of holders of not less than 25% in principal amount of the then outstanding Debentures, declare the principal of
(and premium, if any) and interest on all outstanding Debentures to be immediately due and payable.

OFFERS FOR DEBENTURES

      The Indenture will contain provisions to the effect that if an offer is made for the Debentures which is a take-over bid for Debentures within the meaning of the Securities Act (Ontario) and not less than 90% of the Debentures
(other than Debentures held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror) are taken up and paid for by the offeror, the offeror will be entitled to acquire the Debentures held by holders of Debentures who did not accept the offer on the terms offered by the offeror.

                                       11

LIMITATION ON NON-RESIDENT OWNERSHIP

      At no time may non-residents of Canada be the beneficial owners of a majority of the outstanding Trust Units (on a fully-diluted basis). The Fund may require declarations as to the jurisdictions in which beneficial owners of
Debentures are resident. If the Fund becomes aware that the beneficial owners of
49% of the Trust Units then outstanding (on a fully-diluted basis) are, or may be, non-residents, or that such a situation is imminent, the Fund may make a public announcement thereof and shall cause the Debenture Trustee or the transfer agent and registrar of the Trust Units (the "Transfer Agent") not to register a transfer of Debentures or Trust Units to a person unless the person provides a declaration that the person is not a non-resident. If, notwithstanding the foregoing, the Fund determines that a majority of the outstanding Trust Units (on a fully-diluted basis) are held by non-residents, the Fund may send a notice to non-resident holders of Debentures or Trust Units, chosen in inverse order to the order of acquisition or registration of the
Debentures and Trust Units or in such manner as the Fund may consider equitable and practicable, requiring them to sell their Debentures or Trust Units or a portion thereof within a specified period of not less than 60 days. If the holders of Debentures or Unitholders receiving such notice have not sold the specified number of Debentures or Trust Units or provided the Fund with satisfactory evidence that they are not non-residents within such period, the
Fund or an agent appointed for this purpose may on behalf of such Debenture holder or Unitholder sell such Debentures or Trust Units, as the case may be, and, in the interim, shall suspend the rights attached to such Debentures or
Trust Units. Upon such sale, the affected holders shall cease to be holders of
Debentures or Trust Units, as the case may be, and their rights shall be limited to receiving the net proceeds of sale upon surrender of such Debentures or Trust
Units.

BOOK ENTRY, DELIVERY AND FORM

      Debentures will be issued in the form of fully registered global
Debentures (the "Global Debentures") held by, or on behalf of, CDS or its successor, (the "Depository") as custodian for its participants.

      All Debentures will be represented in the form of Global Debentures registered in the name of the Depository or its nominee. Purchasers of
Debentures represented by Global Debentures will not receive Debentures in definitive form. Rather, the Debentures will be represented only in "book-entry only" form (unless the Fund, in its sole discretion, elects to prepare and deliver definitive Debentures in fully registered form). Beneficial interests in the Global Debentures, constituting ownership of the Debentures, will be represented through book-entry accounts of institutions (including the
Underwriters) acting on behalf of beneficial owners, as direct and indirect participants of the Depository (the "participants"). Each purchaser of a
Debenture represented by a Global Debenture will receive a customer confirmation of purchase from the Underwriter or Underwriters from whom the Debenture is purchased in accordance with the practices and procedures of the selling
Underwriter or Underwriters. The practices of the Underwriters may vary but generally customer confirmations are issued promptly after execution of a customer order. The Depository will be responsible for establishing and maintaining book-entry accounts for its participants having interests in Global
Debentures.

      If the Depository notifies the Fund that it is unwilling or unable to continue as depository in connection with the Global Debentures, or if at any time the Depository ceases to be a clearing agency or otherwise ceases to be eligible to be a depository and the Fund and the Debenture Trustee are unable to locate a qualified successor, or if the Fund elects, in its sole discretion, to terminate the book-entry system, with the consent of the Debenture Trustee, or if under certain circumstances described in the Indenture, an Event of Default has occurred, beneficial owners of Debentures represented by Global Debentures at such time will receive Debentures in registered and definitive form (the
"Definitive Debentures").

TRANSFER AND EXCHANGE OF DEBENTURES

      Transfers of beneficial ownership in Debentures represented by Global
Debentures will be effected through records maintained by the Depository for such Global Debentures or its nominees (with respect to interests of participants) and on the records of participants (with respect to interests of persons other than participants). Unless the Fund elects, in its sole discretion, to prepare and deliver Definitive Debentures, beneficial owners who are not participants in the Depository's book-entry system, but who desire to purchase, sell or otherwise

                                       12

transfer ownership of or other interests in Global Debentures, may do so only through participants in the Depository's book-entry system.

      The ability of a beneficial owner of an interest in a Debenture represented by a Global Debenture to pledge the Debenture or otherwise take action with respect to such owner's interest in a Debenture represented by a
Global Debenture (other than through a participant) may be limited due to the lack of a physical certificate.

      Registered holders of Definitive Debentures may transfer such Debentures upon payment of taxes or other charges incidental thereto, if any, by executing and delivering a form of transfer together with the Debentures to the registrar for the Debentures at its principal offices in Toronto, Ontario, Montreal,
Quebec and Calgary, Alberta or such other city or cities as may from time to time be designated by the Fund, whereupon new Debentures will be issued in authorized denominations in the same aggregate principal amount as the
Debentures so transferred, registered in the names of the transferees. No transfer of a Debenture will be registered during the period beginning 5 business days before the day of the mailing of a notice of redemption of the
Debentures and ending on the close of business on the day of such mailing or on any Interest Payment Date or during the period from the 5th business day preceding the Interest Payment Date.

PAYMENTS

      Payments of interest and principal on each Global Debenture will be made to the Depository or its nominee, as the case may be, as the registered holder of the Global Debenture. As long as the Depository or its nominee is the registered owner of a Global Debenture, such Depository or its nominee, as the case may be, will be considered the sole legal owner of the Global Debenture for the purposes of receiving payments of interest and principal on the Debentures and for all other purposes under the Indenture and the Debentures. The record date for the payment of interest will be that day which is the 5th business day preceding the applicable Interest Payment Date. Interest payments on Global
Debentures will be made by electronic funds transfer on the day interest is payable and delivered to the Depository or its nominee, as the case may be.

      The Fund understands that the Depository or its nominee, upon receipt of any payment of interest or principal in respect of a Global Debenture, will credit participants' accounts, on the date interest or principal is payable, with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Debenture as shown on the records of the
Depository or its nominee. The Fund also understands that payments of interest and principal by participants to the owners of beneficial interest in such
Global Debenture held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such participants. The responsibility and liability of the Fund in respect of payments on Debentures represented by the Global
Debenture is limited solely and exclusively, while the Debentures are registered in Global Debenture form, to making payment of any interest and principal due on such Global Debenture to the Depository or its nominee.

      If Definitive Debentures are issued instead of or in place of Global
Debentures, payments of interest on each Definitive Debenture will be made by electronic funds transfer, if agreed to by the holder of the Definitive
Debenture, or by cheque dated the Interest Payment Date and mailed to the address of the holder appearing in the register maintained by the registrar for the Debentures as soon as practicable following the applicable Interest Payment
Date. Payment of principal at maturity will be made at the principal office of the paying agent in the City of Toronto (or in such other city or cities as may from time to time be designated by the Fund) against surrender of the Definitive
Debentures, if any.

REPORTS TO HOLDERS

      The Fund shall file with the Debenture Trustee, within 15 days after the filing thereof with the securities commission or securities regulatory authority in the provinces in which the Fund is a reporting issuer (the "Securities
Commissions"), copies of the Fund's annual report and the information, documents and other reports that the Fund is required to file with the Securities
Commissions and deliver to Unitholders. Notwithstanding that the Fund may not be required to remain subject to the reporting requirements of the Securities
Commissions, the Fund shall provide to the Debenture Trustee (a) within 90 days after the end of each fiscal year, an annual financial statement of the Fund, and (b) within 45 days after the end of each of the

                                       13

first three fiscal quarters of each fiscal year, interim financial statements of the Fund which shall, at a minimum, contain such information as is required to be provided in quarterly reports under the laws of Canada or any province thereof to security holders of a company with securities listed on the TSX, whether or not the Fund has any of its securities so listed. Each of such reports will be prepared in accordance with Canadian disclosure requirements and generally accepted accounting principles. The Fund will provide copies of such information, documents and reports to holders of Debentures upon request.

GOVERNING LAW

      Each of the Indenture and the Debentures are governed by, and construed in accordance with, the laws of the Province of Ontario and the federal laws of
Canada applicable therein applicable to contracts executed and to be performed entirely in such Province.

                              PLAN OF DISTRIBUTION

      Under an underwriting agreement (the "Underwriting Agreement") dated July
2, 2004 between the Fund and the Underwriters, the Fund has agreed to issue and sell, and the Underwriters have agreed to purchase, on July 20, 2004 or on such other date as may be agreed, but in any event not later than July 30, 2004, subject to compliance with all necessary legal requirements and to the terms and conditions contained in the Underwriting Agreement, 85,000 Debentures at a price of $1,000 per Debenture for an aggregate price of $85,000,000, payable in cash against delivery. The Underwriting Agreement provides that the Fund will pay to the Underwriters a fee of $40 per $1,000 principal amount of Debenture (an aggregate fee of $3,400,000) in consideration for their services in connection with this offering. The underwriting fee is payable with respect to the option exercise price upon the exercise of the foregoing option. This short form prospectus qualifies both the grant of the above-noted option and the issuance and transfer of Debentures that will be issued or transferred if the above-noted
option is exercised. The obligations of the Underwriters under the Underwriting
Agreement are several and may be terminated upon the occurrence of certain stated events. The Underwriters are, however, obligated to take up and pay for all of the Debentures offered hereby if any are purchased under the Underwriting
Agreement.

      The TSX has conditionally approved the listing of the Debentures and the
Trust Units issuable upon conversion, redemption or maturity of the Debentures.
Listing will be subject to the Fund fulfilling all of the requirements of the
TSX on or before September 30, 2004.

      The Debentures offered hereby have not been and will not be registered under the United States Securities Act of 1933 (the "U.S. Securities Act") and
may not be offered or sold within the United States or to U.S. persons absent registration except pursuant to an applicable exemption from the registration requirements of the U.S. Securities Act. In addition, until 40 days after the commencement of this offering of Debentures, an offer or sale of the Debentures within the United States by any dealer (whether or not participating in this offering) may violate the registration requirements of the U.S. Securities Act unless such offer is made pursuant to an exemption under the U.S. Securities
Act.

      The Fund has agreed that it will not, without the prior written consent of
BIO Nesbitt Burns Inc. pursuant to the Underwriting Agreement, which consent may not be unreasonably withheld, directly or indirectly, authorize, issue or sell any Debentures, Trust Units or securities convertible into or exchangeable or exercisable for Trust Units (or agree to do so or publicly announce any intention to do so), at any time prior to the date 90 days after the closing of this offering other than for purposes of directors', officers' or employee stock options, including employee stock purchase plan deduction or to satisfy existing instruments.

      Pursuant to policy statements of the Ontario Securities Commission and the
Autorite des marches financiers, the Underwriters may not, throughout the period of distribution under this short form prospectus, bid for or purchase
Debentures. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Debentures. These exceptions include a bid or purchase permitted under the by-laws and rules of the TSX relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution.

                                       14

      National Bank Financial Inc. ("National") and TD Securities Inc. ("TD"),
two of the Underwriters, are wholly-owned subsidiaries of Canadian chartered banks which provided the Fund with the Credit Line. Accordingly, the Fund could be considered a connected issuer of National and TD for purposes of the securities legislation of certain Canadian provinces. The decision of National and TD to underwrite the Trust Units was made independently of such banks and such banks have had no influence as to the determination of the terms of distribution. Each of National and TD will not receive any benefit in connection with this offering other than a portion of the Underwriters' fee payable by the
Fund and that a portion of the net proceeds of this offering will be used to pay all outstanding indebtedness to such banks. As of July 13, 2004, the Fund has approximately $71 million of indebtedness outstanding under the Credit Line, in addition to letters of credit aggregating approximately $30 million, as described in "Loan Capital of the Fund". The Credit Line is secured by a fixed and floating charge over all Fund entities. The Fund is in compliance with the terms of the agreements governing the Credit Line and no waiver of any breach has occurred thereunder.

                   CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

      In the opinion of Blake, Tassels & Graydon LLP, counsel to the Fund, and
Tassels Brock & Blackwell LLP, counsel to the Underwriters, the following is, as of the date hereof, a general summary of the principal Canadian federal income tax considerations generally applicable to prospective purchasers of
Debentures pursuant to this prospectus who, at all relevant times, for purposes of the Tax Act, are resident or deemed to be resident in Canada, are not affiliated with and deal at arm's length with the Fund and the Underwriters and acquire and hold Debentures and Trust Units as capital property. Generally, the
Debentures and Trust Units will be considered to be capital property to a holder provided that the holder does not hold the Debentures or the Trust Units in the course of carrying on a business of buying and selling securities and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain holders who might not otherwise be considered to hold their Debentures and Trust Units as capital property may be entitled, in certain circumstances, to treat Debentures and Trust Units as capital property by making an irrevocable election under subsection 39(4) of the Tax Act.

      This summary is not applicable to any holder which is a "financial institution", as defined in section 142.2 of the Tax Act, or to any holder an interest in which would be a "tax shelter investment", as defined in the Tax
Act. Such holders should consult their own tax advisors.

      This summary is based upon the facts set out in this Prospectus, the current provisions of the Tax Act and the regulations thereunder, all specific proposals (the "Tax Proposals") to amend the Tax Act and the regulations thereunder publicly announced by or on behalf of the Minister of Finance
(Canada) prior to the date hereof, and counsel's understanding of the current published administrative practices and assessing policies of the Canada Revenue
Agency. This summary is also based on a certificate as to certain factual matters provided by the Fund. While this summary assumes that the Tax Proposals will be enacted as currently proposed, no assurance can be given that this will be the case.

      On March 23, 2004, the Minister of Finance (Canada), as part of the 2004
Federal Budget, proposed amendments to the Tax Act (the "Budget Proposals") that would impose special taxes in respect of (i) the "restricted investment property" holdings of a "designated taxpayer" (which would include a trust governed by a registered pension plan trust, a registered pension plan corporation and a tax-exempt pension investment corporation), and (ii) the direct and indirect holdings of a designated taxpayer in units of a "business income trust" (all as defined in the Budget Proposals). For purposes of the
Budget Proposals, and on the date hereof, (i) the Trust Units and Debentures will be, and Trust Units issuable on a conversion, redemption or repayment at maturity of such Debentures, if issued on the date hereof, would, constitute restricted investment property, and (ii) the Fund will constitute a business income trust. These Budget Proposals were suspended by the Minister of Finance
(Canada) on May 18, 2004.

      This summary is not exhaustive of all possible Canadian federal income tax consequences, and, except for the Tax Proposals, does not take into account or anticipate any changes in law, administrative practices or assessing policies, whether by legislative, governmental or judicial decision or action, and does not take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ significantly from those discussed herein. This summary does not address the effect on the Fund or on

                                       15

prospective holders of Debentures and Trust Units of the Tax Proposals released on October 31, 2003 relating to the deduction of certain losses arising from the deduction of interest and other expenses.

      THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND
SHOULD NOT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PROSPECTIVE
DEBENTUREHOLDER, AND NO REPRESENTATIONS WITH RESPECT TO THE INCOME TAX
CONSEQUENCES TO ANY SUCH DEBENTUREHOLDER ARE MADE. PROSPECTIVE DEBENTURE HOLDERS
SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THE INCOME AND
CAPITAL TAX CONSEQUENCES TO THEM OF ACQUIRING, HOLDING AND DISPOSING OF
DEBENTURES, INCLUDING THE APPLICATION AND EFFECT OF THE INCOME AND OTHER TAX
LAWS OF ANY COUNTRY, PROVINCE, STATE OR LOCAL TAX AUTHORITY.

      THIS SUMMARY DOES NOT ADDRESS ANY CANADIAN FEDERAL INCOME TAX
CONSIDERATIONS APPLICABLE TO NON-RESIDENTS OF CANADA, AND NON-RESIDENTS SHOULD
CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF ACQUIRING AND
HOLDING DEBENTURES OR TRUST UNITS. ALL PAYMENTS TO NON-RESIDENTS OF INTEREST ON
OR UPON EXCHANGE, CONVERSION OR REDEMPTION OR AT MATURITY OF THE DEBENTURES, OR
IN RESPECT OF DISTRIBUTIONS PAYABLE ON THE TRUST UNITS, WHETHER IN CASH OR TRUST
UNITS, WILL BE NET OF ANY APPLICABLE WITHHOLDING TAXES.

QUALIFICATION AS A MUTUAL FUND TRUST

      The Fund has advised counsel that it qualifies as a mutual fund trust under the provisions of the Tax Act, has filed an election under the Tax Act to be deemed to qualify as a mutual fund trust from inception and has provided a factual certificate to support such advice. The balance of the summary assumes that the Fund does and will continue to so qualify. The Fund has also advised counsel that it is registered as a "registered investment" for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans under the Tax Act and has not received notice that such registration has been revoked, and this summary further assumes that the
Fund is and will continue to be so registered. If the Fund were not to so qualify as a mutual fund trust or were not to be so registered, the income tax considerations would in some respects be materially different from those described below.

TAXATION OF THE DEBENTURES

TAXATION OF INTEREST ON DEBENTURES

      A holder of Debentures that is a corporation, partnership, unit trust or a trust of which a corporation or a partnership is a beneficiary will be required to include in computing its income for a taxation year all interest on the
Debentures that accrues to the holder to the end of that taxation year or that becomes receivable by or is received by the holder before the end of that taxation year, except to the extent that the holder included that interest in computing its income for a preceding taxation year.

      Any other holder will be required to include in computing its income for a taxation year all interest on the Debentures received or receivable by the holder in that taxation year (depending upon the method regularly followed by the holder in computing income), except to the extent that the holder included that interest in income for a preceding taxation year.

      Upon a conversion, redemption or repayment on maturity of a Debenture, interest accrued thereon to the date of conversion, redemption or repayment and that would otherwise be payable after that date will be included in computing the holder's income, except to the extent such amount was included in computing the holders income for that or a previous taxation year. Upon any other disposition or deemed disposition of a Debenture, interest accrued thereon to the date of disposition and not yet due will be included in computing the holder's income, except to the extent such amount was otherwise included in the holder's income, and will be excluded in computing the holder's proceeds of disposition of the Debenture.

                                       16

EXERCISE OF CONVERSION PRIVILEGE

      A holder of a Debenture who converts a Debenture into Trust Units pursuant to the conversion privilege will be considered to have disposed of the Debenture for proceeds of disposition equal to the aggregate of the fair market value of the Trust Units so acquired at the time of acquisition and the amount of any cash received in lieu of fractional Trust Units. The holder may realize a capital gain or capital loss, computed as described below under "Dispositions of
Debentures". The cost to the holder of the Trust Units so acquired will also be equal to the fair market value thereof at the time of acquisition, and must be averaged with the adjusted cost base of all other Trust Units of the holder held as capital property at the time of acquisition for the purpose of calculating the adjusted cost base of such Trust Units to the holder.

REDEMPTION OR REPAYMENT OF DEBENTURE

      If the Fund redeems a Debenture prior to maturity or repays a Debenture upon maturity and the holder does not exercise the conversion privilege prior to such redemption or repayment, the holder will be considered to have disposed of the Debenture for proceeds of disposition equal to the amount received by the holder on such redemption or repayment. If the holder receives Trust Units on redemption or repayment, the holder will be considered to have received proceeds of disposition equal to the aggregate of the fair market value of the Trust
Units so received at the time of acquisition and the amount of any cash received in lieu of fractional Trust Units. The holder may realize a capital gain or capital loss computed as described below under "Dispositions of Debentures". The cost to the holder of the Trust Units so received will also be equal to the fair market value thereof, and must be averaged with the adjusted cost base of all other Trust Units held as capital property at the time of the acquisition for the purpose of calculating the adjusted cost base of such Trust Units.

DISPOSITIONS OF DEBENTURES

      A disposition or deemed disposition by a holder of a Debenture (including on a conversion, redemption or repayment on maturity of such Debenture) will generally result in the holder realizing a capital gain (or capital loss) equal to the amount by which the proceeds of disposition (which will not include any accrued interest) are greater (or less) than the aggregate of the holder's adjusted cost base thereof and any reasonable costs of disposition.

CAPITAL GAINS AND LOSSES

      One-half of any capital gain generally must be included in the holder's income for the taxation year of the disposition as a taxable capital gain, and one-half of any capital loss (an "allowable capital loss") realized in a taxation year is deducted from taxable capital gains realized in the year of disposition, and any excess of allowable capital losses over taxable capital gains may be deducted from taxable capital gains realized in the three preceding taxation years or any subsequent taxation year, subject to detailed rules contained in the Tax Act in this regard.

REFUNDABLE TAX

      A holder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) is liable to pay an additional refundable tax of 6 2/3% on investment income, which generally includes interest income and taxable capital gains.

ALTERNATIVE MINIMUM TAX

      A capital gain realized by a holder who is an individual may give rise to a liability for alternative minimum tax.

                                       17

CAPITAL TAX

      A holder that is a corporation will not be entitled to include any amount in respect of the Debentures in computing its "investment allowance" for purposes of computing "taxable capital" (both as defined in the Tax Act) under
Part I.3 of the Tax Act.

CERTAIN TAX-EXEMPT UNITHOLDERS

      Provided that the Fund qualifies as a mutual fund trust for purposes of the Tax Act (see "Canadian Federal Income Tax Considerations -- Qualification as
a Mutual Fund Trust") and, with respect to the Debentures, the Trust Units are listed on a prescribed stock exchange in Canada, which includes the TSX, at a particular time, or, with respect to the Trust Units, is a registered investment for purposes of the Tax Act at the particular time, the Debentures and Trust
Units will be qualified investments under the Tax Act at the particular time for trusts governed by registered retirement savings plans ("RRSPs"), registered retirement income funds ("RRIFs"), deferred profit sharing plans ("DPSPs") and registered education saving plans ("RESPs") (collectively, "Plans") (other than with respect to the Debentures, a trust governed by a DPSP to which contributions are made by the Fund).

      Plans will generally not be liable for tax in respect of any distributions received from the Fund, any interest received on the Debentures or any capital gain arising on dispositions of the Debentures or the Trust Units. However, where a Plan receives assets from the Fund ("Fund Assets") as a result of a redemption of Trust Units, some or all of such Fund Assets may not be qualified investments under the Tax Act for Plans and could give rise to adverse consequences to Plans (and, in the case of RRSP or RRIFs, to the annuitants thereunder).

      Provided that the Fund is a "mutual fund trust" and restricts its holdings of foreign property within the limits provided under the Tax Act, or the Fund is a "registered investment" within the meaning of the Tax Act, the Debentures and
Trust Units will not constitute foreign property for Plans (other than RESPs), registered pension funds or plans or other persons subject to tax under Part XI of the Tax Act. RESPs are not subject to restrictions on their holdings of foreign property under the Tax Act.

TAXATION OF THE FUND AND UNITHOLDERS

      Reference is made to the section entitled "Canadian Federal Income Tax
Considerations" in the Annual Information Form for a summary of the principal
Canadian federal income tax considerations generally applicable to a Unitholder who acquires Trust Units and who, for purposes of the Tax Act, is resident in
Canada, holds the Trust Units as capital property and deals at arm's length with the Fund, Algonquin Power Corporation Inc. and the Manager.

                           ELIGIBILITY FOR INVESTMENT

      Eligibility of the Debentures offered by this prospectus for investment by purchasers to whom any of the following statutes apply is, in certain cases, governed by criteria which such purchasers are required to establish as policies or guidelines pursuant to the applicable statutes (and where applicable the regulations thereunder) and, in certain cases, the filing of such policies or guidelines and is subject to the prudent investment standards and general investment provisions, restrictions and limitations provided therein:

      Insurance Companies Act (Canada)                         Financial Institutions Act (British Columbia)
      Trust and Loan Companies Act (Canada)                    The Insurance Act (Manitoba)
      Pension Benefits Standards Act, 1985 (Canada)            The Pension Benefits Act (Manitoba)
      Pension Benefits Act (Ontario)                           The Trustee Act (Manitoba)
      Supplemental Pension Plans Act (Quebec)                  Insurance Act (Alberta)
      An Act respecting insurance (Quebec) (in respect         Loan and Trust Corporations Act (Alberta)
        of insurers, as defined therein, other than            Pension Benefits Act (New Brunswick)
        guarantee funds)
      An Act respecting trust companies and savings
        companies (Quebec) (for a trust company
        investing in its own funds and deposits it
        receives or a savings company, as defined
        therein, investing its funds)

                                       18

      The Debentures and Trust Units issuable on the conversion of the
Debentures will be qualified investments under the Tax Act for trusts governed by RRSPs, RRIFs, RESPs and DPSPs (other than with respect to the Debentures, a trust governed by a DPSP to which contributions are made by the Fund) and will not be foreign property for the purposes of Part XI of the Tax Act, subject to the qualifications and assumptions discussed under "Canadian Federal Income Tax
Considerations".

      The Debentures and Trust Units will constitute "restricted investment property" as defined in the Budget Proposals for pension trusts and pension corporations. Such investors may be liable to a penalty tax after 2004 with respect to investments in "restricted investment property" and should consult their own tax advisors. This proposal was suspended by the Minister of Finance
(Canada) on May 18, 2004.

           INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

      Algonquin Power took the initiative in organizing the business and affairs of the Fund. The Manager and Power Systems are affiliates of Algonquin Power.
The Manager holds certain shares of Algonquin Canada and Algonquin America.

      Effective July 1, 2002, the Manager and the Trustees on behalf of the Fund agreed upon certain revisions to the management compensation structure utilized in respect of the Fund. Under such structure, the shareholders of the Manager will perform their respective management functions effectively as employees of the Fund. No acquisition fees or other transaction related compensation will be paid to the Manager in respect of acquisitions.

      Algonquin Power Systems Inc. presently provides operations and supervisory related services to certain of the Fund businesses and all such services are provided on a cost reimbursement basis. The Manager will continue to provide management services with respect to the Fund businesses pursuant to the revised
Management Agreement and will continue to provide administrative services to the
Fund pursuant to the Administration Agreement and corporate governance services to Algonquin Hold, Algonquin Canada, Algonquin America and Algonquin Power Trust
pursuant to the Governance Agreement; except for incentive fees calculated on the basis of increases in Distributable Cash per Trust Unit, all services provided by the Manager will be provided on a cost reimbursement basis. Pursuant to the Governance Agreement, the Manager is entitled to appoint two of Algonquin
Canada's and Algonquin Hold's three directors and two trustees of Algonquin
Power Trust.

                                  RISK FACTORS

      Reference is made to the section entitled "Risk Factors" in the Annual
Information Form.

                                  LEGAL MATTERS

      Certain legal matters relating to the issuance of the Debentures to the public will be passed upon at closing by Blake, Tassels & Graydon LLP on behalf of the Fund and the Manager and by Tassels Brock & Blackwell LLP on behalf of the Underwriters. As of the date hereof, the partners and associates of Blake,
Tassels & Graydon LLP own less than 1% of the issued and outstanding Trust
Units of the Fund. As of the date hereof, the partners and associates of Tassels
Brock & Blackwell LLP own less than 1% of the issued and outstanding Trust
Units of the Fund.

                  STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

      Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities.
This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province.
The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal advisor.

                                       19

                                AUDITORS' CONSENT

      We have read the short form prospectus of Algonquin Power Income Fund (the
"Fund") dated July 13, 2004 relating to the issue and sale of 6.65% convertible unsecured subordinated debentures due July 31, 2011 of the Fund. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

      We consent to the incorporation by reference in the above-mentioned short form prospectus of our auditors' report to the unitholders on the consolidated balance sheets of Algonquin Power Income Fund as at December 31, 2003 and 2002
and the consolidated statements of earnings and deficit and cash flows for the years then ended.

     Our report thereon is dated February 13, 2004.

Toronto, Canada                                            (Signed) KPMG LLP
July 13, 2004                                              Chartered Accountants

                                       F-1

                   CERTIFICATE OF ALGONQUIN POWER INCOME FUND

Dated: July 13, 2004

      This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of the Provinces of British Columbia, Alberta, Manitoba,
Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and
Newfoundland and Labrador. For the purpose of the Province of Quebec, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

                           ALGONQUIN POWER INCOME FUND

                       By: Algonquin Power Management Inc.

     By: (Signed) CHRIS K. JARRATT              By: (Signed) PETER KAMPIAN
 Chief Executive Officer and Director            Chief Financial Officer

     By: (Signed) IAN E. ROBERTSON              By: (Signed) DAVID C. KERR
               Director                                  Director

                                       C-1

                         CERTIFICATE OF THE UNDERWRITERS

Dated: July 13, 2004

      To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by the securities legislation of the Provinces of British Columbia, Alberta, Manitoba, Ontario,
Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland and
Labrador. For the purpose of the Province of Quebec, to our knowledge, this simplified prospectus, as supplemented by the permanent information record, contains no misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

        BMO NESBITT BURNS INC.                     CIBC WORLD MARKETS INC.

     By: (Signed) KENNETH MANGET               By: (Signed) DAVID H. WILLIAMS

     NATIONAL BANK FINANCIAL INC.                    TD SECURITIES INC.

    By: (Signed) WILLIAM CROSSLAND             By: (Signed) HAROLD R. HOLLOWAY

         SCOTIA CAPITAL INC.                    RBC DOMINION SECURITIES INC.

  By: (Signed) DONALD A. CARMICHAEL             By: (Signed) DAVID DAL BELLO

          RAYMOND JAMES LTD.                    CANACCORD CAPITAL CORPORATION

      By: (Signed) JAMES COULTER               By: (Signed) ALLAN D. STRATHDEE

                                       C-2

                                    ALGONQUIN
                                    [LOGO OMITTED] POWER
                                           INCOME FUND

                                                               QUEBECOR MERRILL
                                                              C A N A D A  I N C
                                                               Posted in Canada